Exhibit 7.3
CARROLS RESTAURANT GROUP, INC.

CERTIFICATE OF DESIGNATION

OF

SERIES D CONVERTIBLE PREFERRED STOCK

Pursuant to Section 151 of the
General Corporation Law of the State of Delaware

Carrols Restaurant Group, Inc., a Delaware corporation (the “Company”), hereby certifies that:

A. The Amended and Restated Certificate of Incorporation of the Company (as amended, the “Certificate of Incorporation”) fixes the total number of shares of capital stock that the Company shall have the authority to issue at 100,000,000 shares of common stock, par value $0.01 per share, and 20,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”).

B. The Certificate of Incorporation expressly vests the Board of Directors of the Company with authority from time to time to provide for the issuance of shares of one or more series of the undesignated Preferred Stock and in connection therewith to fix by resolution or resolutions providing for the issue of any such series, the number of shares to be included therein, the voting powers thereof, and such of the designations, preferences and relative participating, optional or other special rights and qualifications, limitations and restrictions of each such series, including, without limitation, dividend rights, voting rights, rights of redemption, conversion rights, and liquidation preferences.

C. Pursuant to the authority vested in the Board of Directors by the Certificate of Incorporation, the Board of Directors, by action duly taken on December 14, 2022, adopted resolutions establishing a series of Preferred Stock and fixing the designation, powers, preferences and rights of the shares of this series of Preferred Stock and the qualifications, limitations or restrictions thereof as follows:

Section 1. Designation; Number of Shares.

The designation of the series of Preferred Stock shall be “Series D Convertible Preferred Stock” (the “Series D Convertible Preferred Stock”). The number of authorized shares of Series D Convertible Preferred Stock shall be 100.

Section 2. Definitions.

Unless the context otherwise requires, each of the terms defined in this Section 2 shall have, for all purposes of this Certificate of Designation, the meaning herein specified (with terms defined in the singular having comparable meanings when used in the plural):

“Affiliate” as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and, in addition to the foregoing, a Person shall be deemed to control another Person if the controlling Person owns 20% or more of any class of voting securities (or other ownership interest) of the controlled Person.

“Area Development Agreement” means the Amended and Restated Area Development Agreement, dated as of January 4, 2021, among Burger King Corporation, Carrols LLC and the Company.

“Board of Directors” means the Board of Directors of the Company.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“By-Laws” means the Company’s Amended and Restated By-Laws, as amended, as in effect on the date of this Certificate of Designation.

“Capital Stock” means any and all shares, interests, participations or other equivalents in the equity interest (however designated) in the Company.

“Certificate of Incorporation” means the Company’s Amended and Restated Certificate of Incorporation, as amended, as in effect on the date of this Certificate of Designation.

“Class D Director” means each individual elected by the Investors to serve as a member of the Board of Directors pursuant to the terms and subject to the conditions of Section 8 hereof.

“Common Share Equivalents” means securities, options, warrants, derivatives, debt instruments or other rights convertible into, or exercisable or exchangeable for, or entitling the holder thereof to receive directly or indirectly, Common Stock.

“Common Stock” means the common stock, $0.01 par value per share, of the Company or any other Capital Stock into which such shares of common stock shall be reclassified or changed.

“Common Stock Transfer Agent” has the meaning set forth in Section 6(c) hereof.

“Company” means Carrols Restaurant Group, Inc., a Delaware corporation, and its successors and assigns.

“Company’s Organizational Documents” means the Certificate of Incorporation, this Certificate of Designation, any other certificate of designation issued pursuant to the Certificate of Incorporation, and the By-Laws.

“Conversion Number” has the meaning set forth in Section 6(a) hereof.

“Converted Shares” has the meaning set forth in Section 6(c).

“Converting Shares” has the meaning set forth in Section 6(c).

“DGCL” means the General Corporation Law of the State of Delaware.

“Director Cessation Date” means the first date on which the number of shares of Common Stock into which the outstanding shares of Series D Convertible Preferred Stock held by the Investors are then convertible constitute less than 7.5% of the total number of outstanding shares of Common Stock.

“Director Step-Down Date” means the first date on which the number of shares of Common Stock into which the outstanding shares of Series D Convertible Preferred Stock held by the Investors are then convertible constitute less than 11.5% of the total number of outstanding shares of Common Stock.

“Holders” means the record holders of the shares of Series D Convertible Preferred Stock, as shown on the books and records of the Company.

“Investors” means, collectively, Burger King Company LLC, a Florida limited liability company, and Blue Holdco 1, LLC, a Delaware limited liability company, as the sole record holders of shares of Series D Convertible Preferred Stock as of the date of this Certificate of Designation, and any other Person who is both (1) the franchisor of the BURGER KING® brand or an Affiliate thereof and (2) a wholly-owned direct or indirect subsidiary of either Restaurant Brands International, Inc. or Restaurant Brands International Limited Partnership to whom one or more shares of Series D Convertible Preferred Stock are Transferred on or after the date of this Certificate of Designation.

“Junior Stock” has the meaning set forth in Section 3 hereof.

“Liquidation Event” means (i) any voluntary or involuntary liquidation, dissolution or winding-up of the Company, (ii) the consummation of a merger or consolidation in which the stockholders of the Company prior to such transaction own less than a majority of the voting securities of the entity surviving such transaction, or (iii) the sale, distribution or other disposition of all or substantially all of the Company’s assets.

“Liquidation Preference” has the meaning set forth in Section 5(a) hereof.

“Market Price” means the last reported sale price of the Common Stock on the primary U.S. national securities exchange, automated quotation system or inter-dealer quotation system upon which the Common Stock is then traded or quoted.

“Parity Stock” has the meaning set forth in Section 3 hereof.

“Person” includes all natural persons, corporations, business trusts, limited liability companies, associations, companies, partnerships, joint ventures and other entities, as well as governments and their respective agencies and political subdivisions.

“SEC” means the United States Securities and Exchange Commission.

“Senior Stock” has the meaning set forth in Section 3 hereof.

“Series D Convertible Preferred Stock” has the meaning set forth in Section 1 hereof.

“Stated Value” means $0.01 per share of Series D Convertible Preferred Stock, as may be adjusted for any stock split, dividend or similar event relating to the Series D Convertible Preferred Stock.

“Transfer” means a direct or indirect sale, assignment, transfer, pledge, offer, exchange, disposition, encumbrance, alienation or other disposition.

“Transfer Agent” means the entity designated from time to time by the Company to act as the registrar and transfer agent for the Series D Convertible Preferred Stock or, if no entity has been so designated to act in such capacity, the Company.

Section 3. Ranking.

The Series D Convertible Preferred Stock shall, with respect to rights on the liquidation, winding-up and dissolution of the Company (as provided in Section 5 below), rank (a) senior to all classes of Common Stock and to each other class of Capital Stock or series of Preferred Stock established hereafter by the Board of Directors the terms of which expressly provide that such class ranks junior to the Series D Convertible Preferred Stock as to rights on the liquidation, winding-up and dissolution of the Company (collectively referred to as the “Junior Stock”), (b) on a parity with each other class of Capital Stock or series of Preferred Stock established hereafter by the Board of Directors with the written consent of the Holders of at least a majority of the outstanding shares of Series D Convertible Preferred Stock, the terms of which expressly provide that such class or series ranks on a parity with the Series D Convertible Preferred Stock as to rights on the liquidation, winding-up and dissolution of the Company (collectively referred to as the “Parity Stock”) and (c) junior to any future class of Preferred Stock established hereafter by the Board of Directors, the terms of which expressly provide that such class ranks senior to the Series D Convertible Preferred Stock as to rights on the liquidation, winding-up and dissolution of the Company (collectively referred to as the “Senior Stock”).

The Series D Convertible Preferred Stock shall, with respect to rights to dividends (as provided in Section 4 below), rank on a parity with each class of Common Stock.

Section 4. Dividends.

The Company shall not declare, pay or set aside any dividends on shares of Common Stock (other than dividends on shares of Common Stock payable solely in shares of Common Stock) unless (in addition to the obtaining of any consents required elsewhere in the Company’s Organizational Documents) the Holders simultaneously receive a dividend on each outstanding share of Series D Convertible Preferred Stock in an amount equal to that dividend per share of Series D Convertible Preferred Stock as would equal the product of the dividend payable on each share of Common Stock and the number of shares of Common Stock then issuable upon conversion of one share of Series D Convertible Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend.

Section 5. Liquidation Preference.

(a) Except as otherwise provided in Section 6(h), upon any Liquidation Event, each Holder shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders, on account of each share of Series D Convertible Preferred Stock held by such Holder, (i) prior to the holders of any class or series of Common Stock and Junior Stock, (ii) pro rata with the holders of any Parity Stock and (iii) after the holders of any Senior Stock, an amount (such amount, the “Liquidation Preference”) equal to the Stated Value.

(b) Except as otherwise provided in Section 6(h), upon any Liquidation Event, after the payment of the Liquidation Preference the remaining assets of the Company available for distribution to its stockholders shall be distributed among the Holders and the holders of the shares of Capital Stock, pro rata, based on the number of shares held by each such holder, treating for this purpose all such securities as if they had been converted to Common

Stock pursuant to the terms of this Certificate of Designation (or any other applicable certificate of designation) immediately prior to such Liquidation Event.

Section 6. Conversion.

(a) Right to Convert. Each Holder shall have the right, upon the delivery of a written notice to the Company, to convert any share of Series D Convertible Preferred Stock held by it into that number of fully paid and nonassessable shares of Common Stock equal to the Conversion Number at the time in effect. Any Holder may convert all or less than all of the shares of Series D Convertible Preferred Stock held by it at any time. Any Holder’s conversion of shares of Series D Convertible Preferred Stock under this Section 6(a) shall not be effective unless such Holder has also complied with the provisions set forth in Section 6(c) hereof at the time of delivery of its aforesaid written notice to the Company. The initial “Conversion Number” per share of Series D Convertible Preferred Stock shall be 94,145.8; provided, however, that the Conversion Number in effect from time to time shall be subject to adjustment as provided hereinafter.

(b) Intentionally omitted.

(c) Conversion Procedures. Each conversion of shares of Series D Convertible Preferred Stock into shares of Common Stock shall be effected by the surrender of the certificate(s) evidencing the shares of Series D Convertible Preferred Stock to be converted (the “Converting Shares”) at the principal office of the Company (or such other office or agency of the Company as the Company may designate by notice in writing to the Holders of the Series D Convertible Preferred Stock) at any time during its usual business hours, together with written notice by the holder of such Converting Shares, (i) stating that the Holder desires to convert the Converting Shares, or a specified number of such Converting Shares, evidenced by such certificate(s) into shares of Common Stock (the “Converted Shares”), and (ii) giving the name(s) (with addresses) and denominations in which the Converted Shares should either be registered with the Company’s transfer agent and registrar for the Common Stock (the “Common Stock Transfer Agent”) on its records in book-entry form under The Direct Registration System or certificated, and, in either case, instructions for the delivery of a statement evidencing book-entry ownership of the Converted Shares or the certificates evidencing the Converted Shares. Upon receipt of the notice described in the first sentence of this Section 6(c), together with the certificate(s) evidencing the Converting Shares, the Company shall be obligated to, and shall, cause to be issued and delivered in accordance with such instructions, as applicable, either (x) a statement from the Common Stock Transfer Agent evidencing ownership of the Converted Shares, registered in the name of the Holder or its designee on the Common Stock Transfer Agent’s records in book-entry form under The Direct Registration System or (y) certificate(s) evidencing the Converted Shares and, if applicable, a certificate (which shall contain such applicable legends, if any, as were set forth on the surrendered certificate(s)) representing any shares which were represented by the certificate(s) surrendered to the Company in connection with such conversion but which were not Converting Shares and, therefore, were not converted. All or some Converted Shares so issued whether in book-entry form under the Direct Registration System or in certificated form may be subject to restrictions on transfer as required by applicable federal and state securities laws. Any such Converted Shares subject to restrictions on transfer under applicable federal and state securities laws shall be encumbered by stop transfer orders and restrictive legends (or equivalent encumbrances). Such conversion, to the extent permitted by law, shall be deemed to have been effected as of the close of business on the date on which such certificate(s) shall have been surrendered and such written notice shall have been received by the Company unless a later date has been specified by such Holder, and at such time the rights of the Holder of such Converting Shares as such Holder shall cease, and the Person(s) in whose name or names the Converted Shares are to be issued either in book-entry form or certificated form, as applicable, upon such conversion shall be deemed to have become the holder(s) of record of the Converted Shares.

(d) Effect of Conversion. Upon the issuance of the Converted Shares in accordance with Section 6, such shares shall be deemed to be duly authorized, validly issued, fully paid and non-assessable.

(e) Adjustments for Common Stock Dividends and Distributions. If the Company at any time or from time to time makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, in each such event the Conversion Number then in effect shall be increased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Conversion Number then in effect by a fraction (i) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution and (ii) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date. To the extent an adjustment is made in respect of the foregoing pursuant to Section 6(f) or the Holder actually receives the dividend to which any such adjustment relates, an adjustment shall not be made pursuant to this Section 6(e).

(f) Conversion Number Adjustments for Subdivisions, Combinations or Consolidations of Common Stock.

(i) In the event the Company should at any time or from time to time fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of shares of Common Stock entitled to receive a dividend or other distribution payable in additional Common Share Equivalents, without payment of any consideration by such holder for additional Common Share Equivalents (including the additional Common Stock issuable upon conversion, exchange or exercise thereof), then, as of such record date (or the date of such dividend, distribution, split or subdivision if no record date is fixed), the Conversion Number then in effect shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each such share of such Series D Convertible Preferred Stock shall be increased in proportion to such increase of outstanding shares of Common Stock and shares issuable with respect to Common Share Equivalents.

(ii) If the number of shares of Common Stock outstanding at any time is decreased by a combination, consolidation, reclassification or reverse stock split of the outstanding shares of Common Stock or other similar event, then, following the record date of such combination, the Conversion Number then in effect shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each such share of such Series D Convertible Preferred Stock shall be decreased in proportion to such decrease in outstanding shares of Common Stock.

(g) Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination, merger or sale of assets transaction provided for elsewhere in this Section 6), provision shall be made so that the Holders shall thereafter be entitled to receive upon conversion of the Series D Convertible Preferred Stock the number of shares of Capital Stock or other securities or property of the Company to which a holder of Common Stock would have been entitled on recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 6 with respect to the rights of the Holders after the recapitalization to the end that the provisions of this Section 6 (including adjustment of the Conversion Number then in effect and the number of shares issuable upon conversion of the Series D Convertible Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

(h) Mergers and Other Reorganizations. If at any time or from time to time there shall be a reclassification of the Common Stock (other than a subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section 6) or a merger or consolidation of the Company with or into another entity or the sale of all or substantially all of the Company’s properties and assets to any other Person, then, as a part of and as a condition to the effectiveness of such reclassification, merger, consolidation or sale, lawful and adequate provision shall be made so that the Holders shall thereafter be entitled to receive upon conversion of the Series D Convertible Preferred Stock the number of shares of Capital Stock or other securities or property, if any, of the Company or of the successor entity resulting from such reclassification, merger or consolidation or sale, to which a holder of Common Stock deliverable upon conversion would have been entitled in connection with such reclassification, merger, consolidation or sale. In any such case, appropriate provision shall be made with respect to the rights of the Holders after the reclassification, merger, consolidation or sale to the end that the provisions of this Section 6 (including, without limitation, provisions for adjustment of the Conversion Number and the number of shares purchasable upon conversion of the Series D Convertible Preferred Stock) shall thereafter be applicable, as nearly as may be, with respect to any shares of Capital Stock, securities or property to be deliverable thereafter upon the conversion of the Series D Convertible Preferred Stock.

Each Holder, upon the occurrence of a reclassification, merger or consolidation of the Company or the sale of all or substantially all its assets and properties, as such events are more fully set forth in the first paragraph of this Section 6(h), shall have the option of electing treatment of its shares of Series D Convertible Preferred Stock under either this Section 6(h) or Section 5 hereof, notice of which election shall be submitted in writing to the Company at its principal offices no later than ten (10) days before the effective date of such event, provided that any such notice of election shall be effective if given not later than fifteen (15) days after the date of the Company’s notice pursuant to Section 6(i) hereof with respect to such event, and, provided, further, that if any Holder fails to give the Company such notice of election, the provisions of this Section 6(h) shall govern the treatment of such Holder’s shares of Series D Convertible Preferred Stock upon the occurrence of such event.

(i) Notices of Record Date. In the event (i) the Company fixes a record date to determine the holders of Common Stock who are entitled to receive any dividend or other distribution, or (ii) there occurs any capital reorganization of the Company, any reclassification or recapitalization of the Common Stock of the Company, any merger or consolidation of the Company, or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall mail to each Holder at least ten (10) days prior to the record date specified therein, a notice specifying (a) the date of such record date for the purpose of such dividend or distribution and a description of such dividend or distribution, (b) the date on which any such reorganization, reclassification, consolidation, merger, dissolution, liquidation or winding up is expected to become effective, and (c) the time, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock or other securities for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, dissolution, liquidation or winding up.

(j) No Impairment. The Company will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 6 and in the taking of all such actions as may be necessary or appropriate in order to protect the conversion rights of the Holders against impairment.

(k) Fractional Shares and Certificate as to Adjustments. In lieu of any fractional shares to which a Holder would otherwise be entitled upon conversion, the Company shall pay cash equal to such fraction multiplied by the Market Price of one share of Common Stock, as determined in good faith by the Board of Directors. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series D Convertible Preferred Stock of each Holder at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

Upon the occurrence of each adjustment or readjustment of the Conversion Number of any share of Series D Convertible Preferred Stock pursuant to this Section 6, the Company, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each Holder a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any Holder, furnish or cause to be furnished to such Holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Number at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such Holder’s shares of Series D Convertible Preferred Stock. The provisions of Section 6(e), (f), (g) and (h) shall apply to any transaction and successively to any series of transactions that would require any adjustment pursuant thereto.

(l) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of the shares of the Series D Convertible Preferred Stock (taking into account the adjustments required by this Section 6), such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series D Convertible Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series D Convertible Preferred Stock, in addition to such other remedies as shall be available to the Holders, the Company will, as soon as is reasonably practicable, take all such action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

Section 7. Voting Rights.

(a) General. Each Holder, except as otherwise required under the DGCL or as set forth herein (including, without limitation, in Sections 7(c) and 8 below), shall be entitled or permitted to vote on all matters required or permitted to be voted on by the holders of Common Stock of the Company and shall be entitled to that number of votes equal to the largest number of whole shares of Common Stock into which such Holder’s shares of the Series D Convertible Preferred Stock could then be converted, pursuant to the provisions of Section 6 hereof, at the record date for the determination of stockholders entitled to vote on such matter or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited. Except as otherwise expressly provided herein or as otherwise required by law, the Series D Convertible Preferred Stock and the Common Stock shall vote together (or render written consents in lieu of a vote) as a single class on all matters upon which the Common Stock is entitled to vote.

(b) Intentionally omitted.

(c) Voting by Investors With Respect to Certain Matters. In addition to any other rights provided by law or set forth herein, until the Director Cessation Date, the Company shall not without first obtaining the approval (by vote or written consent, as provided by law) of all of the Investors:

(i) alter, amend or repeal the Company’s Organizational Documents;

(ii) amend the size of the Board of Directors (other than pursuant to Section 8 hereof);

(iii) authorize or consummate any Liquidation Event, except as permitted pursuant to the Area Development Agreement;

(iv) engage in any business other than the ownership, operation, development and acquisition of Burger King and Popeyes restaurants and matters incidental thereto; provided that this clause (iv) shall not apply from and after the occurrence of any bankruptcy filing or reorganization or insolvency proceeding by or against Restaurant Brands International, Inc., Burger King Company LLC or Popeyes Louisiana Kitchen, Inc. or their respective successors or assigns, which filing shall not have been dismissed within 60 days;

(v) issue, in any single transaction or series of related transactions, shares of Common Stock in an amount exceeding 35% of the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance;

(vi) declare or pay any special cash dividend;

(vii) except for management fees or transactions entered into or contemplated on or prior to May 30, 2012, and included in the Company’s filings with the SEC (including, without limitation, pursuant to any agreements entered into in connection with the spin-off of Fiesta Restaurant Group, Inc. by the Company), approve or pay any management fee or enter into any other transaction with Affiliates of the Company or its subsidiaries, or permit subsidiaries of the Company to enter into any transaction with Affiliates of the Company or its subsidiaries; or

(viii) initiate or settle any lawsuit (other than with respect to any Holder) in which the damages (or claimed damages, as applicable) would exceed U.S. $10 million.

Section 8. Board Representation.

(a) Immediately following the issuance of shares of Series D Convertible Preferred Stock pursuant to that certain Preferred Stock Exchange Agreement, dated as of on or about the date of the filing of this Certificate of Designation of Series D Convertible Preferred Stock with the Secretary of State of the State of Delaware, by and between the Company, Blue Holdco 1, LLC and Burger King Company LLC, and the resignation of the two Class B Directors appointed pursuant to the Series B Convertible Preferred Stock Certificate of Designation of the Company, the then otherwise total number of directors of the Company shall automatically be increased by two and, immediately thereafter, the Board of Directors shall cause such two newly created directorships to be filled with two individuals nominated or designated by the Investor by written consent or other written instrument delivered to the Company. The Class D Directors shall be a separate class of directors on the Board of Directors from the Class I, Class II and Class III directors of the Board of Directors. Class D Directors shall be elected by all of the Investors for terms expiring at the next annual meeting of stockholders.

(b) Until the Director Step-Down Date, the Investors, voting as a separate class, shall have the right to elect two Class D Directors to the Board of Directors at each annual meeting of stockholders or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office any such Class D Director and to fill any vacancy caused by the resignation, death or removal of any such Class D Director. Each share of Series D Convertible Preferred Stock shall be entitled to one vote and any election or removal of the Class D Director shall be subject to the affirmative vote of all of the Investors. On the Director Step-Down Date, the Investors shall cause one Class D Director to submit his or her resignation as a Class D Director to the Board of Directors; provided that if such Class D Director does not resign as a Class D Director on the Director Step-Down Date, the Board of Directors may vote to remove such Class D Director without cause at any time following the Director Step-Down Date.

(c) From the Director Step-Down Date until the Director Cessation Date, the Investors, voting as a separate class, shall have the right to elect one Class D Director to the Board of Directors at each annual meeting of stockholders or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such Class D Director and to fill any vacancy caused by the resignation, death or removal of such Class D Director. Each share of Series D Convertible Preferred Stock shall be entitled to one vote and any election or removal of the Class D Director shall be subject to the affirmative vote of all of the Investors. On the Director Cessation Date, the Investors shall cause all Class D Directors to submit his or her resignation as Class D Directors to the Board of Directors; provided that if such Class D Director(s) does or do not resign as a Class D Director or as Class D Directors, as the case may be, on the Director Cessation Date, the Board of Directors may vote to remove such Class D Director(s) without cause at any time following the Director Cessation Date.

(d) Each Class D Director, in his capacity as a member of the Board of Directors, shall be afforded the same rights and privileges as the other members of the Board of Directors, including, without limitation, rights to indemnification, insurance, notice, information and the reimbursement of expenses. Nothing in this paragraph (d) is intended to limit any such Class D Director’s rights to indemnification, and the rights set forth herein are in addition to any and all other rights to indemnification.

Section 9. Reissuance of Shares of Series D Convertible Preferred Stock.

Shares of Series D Convertible Preferred Stock that have been issued and reacquired in any manner, including shares purchased, redeemed, converted or exchanged, shall (upon compliance with any applicable provisions of the DGCL) be permanently retired or cancelled and shall not under any circumstances be reissued. The Company shall from time to time take such appropriate action as may be required by applicable law to reduce the authorized number of shares of Series D Convertible Preferred Stock by the number of shares that have been so reacquired.

Section 10. Notices.

Any and all notices, consents, approval or other communications or deliveries required or permitted to be provided under this Certificate of Designation shall be in writing and shall be deemed given and effective on the earliest of (a) the date of receipt, if such notice, consent, approval or other communication is delivered by hand (with written confirmation of receipt) or via facsimile to the Company or the Holders, as applicable, at the facsimile number specified in the register of Holders of Series D Convertible Preferred Stock maintained by the Transfer Agent prior to 5:00 p.m. (New York City time) on a Business Day, (b) the next Business Day after the date of receipt, if such notice, consent, approval or other communication is delivered via facsimile to the Company or the Holder, as applicable, at the facsimile number specified in the register of Holders of Series D Convertible Preferred Stock maintained by the Transfer Agent on a day that is not a Business Day or later than 5:00 p.m. (New York City time) on any Business Day, or (c) the third Business Day following the date of deposit with a nationally recognized overnight courier service for next Business Day delivery and addressed to the Company or the Holder, as applicable, at the address specified in the register of Holders of Series D Convertible Preferred Stock maintained by the Transfer Agent.

Section 11. Headings.

The headings of the various sections and subsections hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

Section 12. Severability of Provisions.

If any powers, preferences and relative, participating, optional and other special rights of the Series D Convertible Preferred Stock and the qualifications, limitations and restrictions thereof set forth in this Certificate of Designation (as it may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule or law or public policy, all other powers, preferences and relative, participating, optional and other special rights of the Series D Convertible Preferred Stock and the qualifications, limitations and restrictions thereof set forth in this Certificate of Designation (as so amended) which can be given effect without the invalid, unlawful or unenforceable powers, preferences and relative, participating, optional and other special rights of the Series D Convertible Preferred Stock and the qualifications, limitations and restrictions thereof shall, nevertheless, remain in full force and effect, and no powers, preferences and relative, participating, optional or other special rights of the Series D Convertible Preferred Stock and the qualifications, limitations and restrictions thereof herein set forth shall be deemed dependent upon any other such powers, preferences and relative, participating, optional or other special rights of Preferred Stock and qualifications, limitations and restrictions thereof unless so expressed herein.

[Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, this Certificate of Designation has been executed on behalf of the Company by its Vice President, General Counsel and Secretary this 20th day of December, 2022.

CARROLS RESTAURANT GROUP, INC.

By:	/s/ Jared L. Landaw
Name:	Jared L. Landaw
Title:	Vice President, General Counsel and Secretary

[Signature Page to Certificate of Designation]